Exhibit 99.1

Investor Relations:

Kathleen Nemeth

Juniper Networks

(408) 936-5397

kbela@juniper.net

Media Relations:

David Shane

Juniper Networks

(408) 936-4872

dshane@juniper.net

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

JUNIPER NETWORKS REPORTS

PRELIMINARY THIRD QUARTER 2011 FINANCIAL RESULTS

•	Revenue: $1,106 million, up 9% from Q3’10 and down 1% from Q2’11

•	Operating Margin: 12.4% GAAP; 20.0% non-GAAP

•	GAAP Net Income Per Share: $0.16 diluted

•	Non-GAAP Net Income Per Share: $0.28 diluted, down 13% from Q3’10 and down 10% from Q2’11

SUNNYVALE, Calif., Oct. 18, 2011 - Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today reported preliminary financial results for the three and nine months ended September 30, 2011, and provided its outlook for the three months ending December 31, 2011.

Net revenues for the third quarter of 2011 increased 9% on a year-over-year basis, and decreased 1% sequentially, to $1,105.8 million.

The Company posted GAAP net income of $83.7 million, or $0.16 per diluted share, and non-GAAP net income of $149.8 million, or $0.28 per diluted share, for the third quarter of 2011. Included in the GAAP diluted income per share for the quarter is a $0.02 dilutive impact associated with restructuring activities.

Non-GAAP net income per diluted share decreased 13% compared to the third quarter of 2010 and decreased 10% compared to the second quarter of 2011. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Share-Based Compensation Related Payroll Tax by Category table below.

“Juniper executed well this quarter, and we are seeing strong customer interest in our new innovations in the data center, enterprise mobility and Converged Supercore,” said Kevin Johnson, chief executive officer at Juniper Networks. “While the macroeconomic environment dictates we remain agile, Juniper is on the right strategic course to deliver continued growth.”

Juniper’s operating margin for the third quarter of 2011 decreased to 12.4% on a GAAP basis from 15.3% in the second quarter of 2011, and from 19.3% in the prior year third quarter. Included in the GAAP operating margin is a $16.8 million restructuring charge primarily related to workforce reductions. Non-GAAP operating margin for the third quarter of 2011 decreased to 20.0% from 21.6% in the second quarter of 2011 and from 24.1% in the prior year third quarter.

“The third quarter unfolded as we anticipated, and we achieved the performance objectives we had set for the September quarter,” said Robyn Denholm, chief financial officer at Juniper Networks. “We will continue to carefully manage our expense structure with a focus on investing prudently in the resources that support our growth agenda and maintain our commitment to innovation.”

Other Financial Highlights

Total cash, cash equivalents and investments as of the third quarter of 2011 was $4,130.3 million, compared to $4,220.5 million as of the second quarter of 2011 and $2,698.5 million as of the third quarter of 2010.

Juniper generated net cash from operations for the third quarter of 2011 of $185.2 million, compared to net cash provided by operations of $318.3 million, in the second quarter of 2011, and $131.4 million in the third quarter of 2010.

Days sales outstanding in accounts receivable (“DSO”) was 36 days in the third quarter of 2011, compared to 39 days in the prior quarter and 42 days in the third quarter of 2010.

Juniper repurchased approximately 8.9 million shares in the third quarter of 2011, at an average price of $21.47 per share, or approximately $191.0 million dollars.

Capital expenditures, as well as depreciation and amortization of intangible assets expense during the third quarter of 2011, were $71.9 million and $43.3 million, respectively.

Outlook

While the long-term fundamentals driving demand for networking solutions are healthy, the macro environment and the impact of the environment on customer capex purchases continues to be uncertain.

•	Juniper estimates revenue for the fourth quarter ending December 31, 2011, to be in the range of $1.160 billion to $1.220 billion.

•	Juniper estimates that its non-GAAP gross margin will be in the range of between 65% and 67% in the fourth quarter.

•	Juniper estimates that its non-GAAP operating expenses will increase sequentially and be lower as a percentage of revenue in the fourth quarter.

•	Juniper expects its non-GAAP operating margin for the fourth quarter will be in the range of 21% to 23%.

•	Juniper estimates that its non-GAAP net income per share will range between $0.32 and $0.36 on a diluted basis, assuming a flat share count and estimated non-GAAP tax rate of 27.5%.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Web Cast

Juniper Networks will host a conference call web cast today, October 18, 2011, at 2:00 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.

To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial +1-201-689-8033. Please call ten minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website until December 13, 2011.

About Juniper Networks

Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net).

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos and Converged Supercore are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenues:
Product	$861,935	$801,183	$2,630,803	$2,296,442
Service	243,861	211,224	697,149	606,883

Total net revenues	1,105,796	1,012,407	3,327,952	2,903,325
Cost of revenues:
Product	286,609	247,033	844,746	701,166
Service	107,583	87,587	313,551	252,413

Total cost of revenues	394,192	334,620	1,158,297	953,579

Gross margin	711,604	677,787	2,169,655	1,949,746
Operating expenses:
Research and development	257,096	231,151	776,325	662,913
Sales and marketing	254,933	204,704	747,859	599,382
General and administrative	44,455	43,773	133,639	132,791
Amortization of purchased intangible assets	1,263	917	4,139	3,258
Restructuring	16,813	181	15,550	8,550
Acquisition-related and other charges	18	1,525	6,804	2,066

Total operating expenses	574,578	482,251	1,684,316	1,408,960

Operating income	137,026	195,536	485,339	540,786
Other (expense) income, net	(15,957)	205	(36,107)	5,729

Income before income taxes and noncontrolling interest	121,069	195,741	449,232	546,515
Income tax provision	37,398	61,404	120,383	117,225

Consolidated net income	83,671	134,337	328,849	429,290
Adjust for net (income) loss attributable to noncontrolling interest	(8)	206	124	(1,121)

Net income attributable to Juniper Networks	$83,663	$134,543	$328,973	$428,169

Net income per share attributable to Juniper Networks common stockholders:
Basic	$0.16	$0.26	$0.62	$0.82

Diluted	$0.16	$0.25	$0.60	$0.80

Shares used in computing net income per share:
Basic	529,286	520,581	530,994	522,069

Diluted	536,583	534,880	544,086	537,158

Juniper Networks, Inc.

Preliminary Net Revenues by Reportable Segment

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Infrastructure:
Routers – Product	$550,391	$510,453	$1,780,859	$1,495,199
Routers – Service	152,609	132,097	432,637	376,871

Infrastructure Revenue – Routers	703,000	642,550	2,213,496	1,872,070

Switches – Product	121,852	97,140	336,096	258,733
Switches – Service	9,687	4,378	23,742	12,317

Infrastructure Revenue – Switches	131,539	101,518	359,838	271,050

Total Infrastructure Revenue	$834,539	$744,068	$2,573,334	$2,143,120

Service Layer Technologies:
Service Layer Technologies – Product	$189,692	$193,590	$513,848	$542,510
Service Layer Technologies – Service	81,565	74,749	240,770	217,695

Total Service Layer Technologies Revenue	$271,257	$268,339	$754,618	$760,205

Total Revenue	$1,105,796	$1,012,407	$3,327,952	$2,903,325

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Americas	$556,573	$532,747	$1,716,892	$1,515,436
Europe, Middle East, and Africa	311,255	275,927	940,167	829,505
Asia Pacific	237,968	203,733	670,893	558,384

Total	$1,105,796	$1,012,407	$3,327,952	$2,903,325

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Service Provider	$685,013	$633,998	$2,156,530	$1,847,645
Enterprise	420,783	378,409	1,171,422	1,055,680

Total	$1,105,796	$1,012,407	$3,327,952	$2,903,325

Juniper Networks, Inc.

Share-Based Compensation by Category

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of revenues – Product	$1,241	$991	$3,400	$3,093
Cost of revenues – Service	3,705	3,155	12,110	9,891
Research and development	26,540	19,315	75,453	54,980
Sales and marketing	20,572	13,439	52,969	39,020
General and administrative	8,410	7,491	25,701	22,571

Total	$60,468	$44,391	$169,633	$129,555

Juniper Networks, Inc.

Share-Based Compensation Related Payroll Tax by Category

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of revenues – Product	$4	$20	$299	$131
Cost of revenues – Service	9	53	938	370
Research and development	35	228	3,385	1,413
Sales and marketing	79	153	4,048	1,735
General and administrative	8	39	493	247

Total	$135	$493	$9,163	$3,896

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
GAAP Cost of revenues – Product		$286,609	$247,033	$844,746	$701,166
Share-based compensation expense	C	(1,241)	(991)	(3,400)	(3,093)
Share-based compensation related payroll tax	C	(4)	(20)	(299)	(131)
Amortization of purchased intangible assets	A	(5,438)	(1,414)	(16,074)	(1,747)
Acquisition-related and other charges	A,B	—	—	(2,487)	—

Non-GAAP Cost of revenues – Product		279,926	244,608	822,486	696,195

GAAP Cost of revenues – Service		107,583	87,587	313,551	252,413
Share-based compensation expense	C	(3,705)	(3,155)	(12,110)	(9,891)
Share-based compensation related payroll tax	C	(9)	(53)	(938)	(370)

Non-GAAP Cost of revenues – Service		103,869	84,379	300,503	242,152

GAAP Gross margin – Product		575,326	554,150	1,786,057	1,595,276
Share-based compensation expense	C	1,241	991	3,400	3,093
Share-based compensation related payroll tax	C	4	20	299	131
Amortization of purchased intangible assets	A	5,438	1,414	16,074	1,747
Acquisition-related and other charges	A,B	—	—	2,487	—

Non-GAAP Gross margin – Product		582,009	556,575	1,808,317	1,600,247

GAAP Product gross margin as a % of product revenue		66.7%	69.2%	67.9%	69.5%
Share-based compensation expense as a % of product revenue	C	0.1%	0.1%	0.1%	0.1%
Share-based compensation related payroll tax as a % of product revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of product revenue	A	0.7%	0.2%	0.6%	0.1%
Acquisition-related and other charges as a % of product revenue	A,B	—%	—%	0.1%	—%

Non-GAAP Product gross margin as a % of product revenue		67.5%	69.5%	68.7%	69.7%

GAAP Gross margin – Service		136,278	123,637	383,598	354,470
Share-based compensation expense	C	3,705	3,155	12,110	9,891
Share-based compensation related payroll tax	C	9	53	938	370

Non-GAAP Gross margin – Service		$139,992	$126,845	$396,646	$364,731

GAAP Service gross margin as a % of service revenue		55.9%	58.5%	55.0%	58.4%
Share-based compensation expense as a % of service revenue	C	1.5%	1.6%	1.8%	1.6%
Share-based compensation related payroll tax as a % of service revenue	C	—%	—%	0.1%	0.1%

Non-GAAP Service gross margin as a % of service revenue		57.4%	60.1%	56.9%	60.1%

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
GAAP Gross margin		$711,604	$677,787	$2,169,655	$1,949,746
Share-based compensation expense	C	4,946	4,146	15,510	12,984
Share-based compensation related payroll tax	C	13	73	1,237	501
Amortization of purchased intangible assets	A	5,438	1,414	16,074	1,747
Acquisition-related and other charges	A,B	—	—	2,487	—

Non-GAAP Gross margin		722,001	683,420	2,204,963	1,964,978

GAAP Gross margin as a % of revenue		64.4%	66.9%	65.2%	67.2%
Share-based compensation expense as a % of revenue	C	0.4%	0.5%	0.5%	0.4%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.5%	0.1%	0.5%	0.1%
Acquisition-related and other charges as a % of revenue	A,B	—%	—%	0.1%	—%

Non-GAAP Gross margin as a % of revenue		65.3%	67.5%	66.3%	67.7%

GAAP Research and development expense		257,096	231,151	776,325	662,913
Share-based compensation expense	C	(26,540)	(19,315)	(75,453)	(54,980)
Share-based compensation related payroll tax	C	(35)	(228)	(3,385)	(1,413)

Non-GAAP Research and development expense		230,521	211,608	697,487	606,520

GAAP Sales and marketing expense		254,933	204,704	747,859	599,382
Share-based compensation expense	C	(20,572)	(13,439)	(52,969)	(39,020)
Share-based compensation related payroll tax	C	(79)	(153)	(4,048)	(1,735)

Non-GAAP Sales and marketing expense		234,282	191,112	690,842	558,627

GAAP General and administrative expense		44,455	43,773	133,639	132,791
Share-based compensation expense	C	(8,410)	(7,491)	(25,701)	(22,571)
Share-based compensation related payroll tax	C	(8)	(39)	(493)	(247)

Non-GAAP General and administrative expense		36,037	36,243	107,445	109,973

GAAP Operating expense		574,578	482,251	1,684,316	1,408,960
Share-based compensation expense	C	(55,522)	(40,245)	(154,123)	(116,571)
Share-based compensation related payroll tax	C	(122)	(420)	(7,926)	(3,395)
Amortization of purchased intangible assets	A	(1,263)	(917)	(4,139)	(3,258)
Restructuring	B	(16,813)	(181)	(15,550)	(8,550)
Acquisition-related and other charges	A,B	(18)	(1,525)	(6,804)	(2,066)

Non-GAAP Operating expense		$500,840	$438,963	$1,495,774	$1,275,120

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2011	2010	2011	2010
GAAP Operating income		$137,026	$195,536	$485,339	$540,786
Share-based compensation expense	C	60,468	44,391	169,633	129,555
Share-based compensation related payroll tax	C	135	493	9,163	3,896
Amortization of purchased intangible assets	A	6,701	2,331	20,213	5,005
Restructuring	B	16,813	181	15,550	8,550
Acquisition-related and other charges	A,B	18	1,525	9,291	2,066

Non-GAAP Operating income		221,161	244,457	709,189	689,858

GAAP Operating margin		12.4%	19.3%	14.6%	18.6%
Share-based compensation expense as a % of revenue	C	5.5%	4.4%	5.1%	4.5%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	0.3%	0.1%
Amortization of purchased intangible assets as a % of revenue	A	0.6%	0.2%	0.5%	0.2%
Restructuring as a % of revenue	B	1.5%	—%	0.5%	0.3%
Acquisition-related charges as a % of revenue	A,B	—%	0.2%	0.3%	0.1%

Non-GAAP Operating margin		20.0%	24.1%	21.3%	23.8%

GAAP Other (expense) income, net	E	(15,957)	205	(36,107)	5,729
Loss/(gain) on equity investments	B	1,116	—	982	(3,232)

Non-GAAP Other (expense) income, net	E	(14,841)	205	(35,125)	2,497

GAAP Income tax provision		37,398	61,404	120,383	117,225
Non-recurring income tax adjustment	B	—	—	—	54,069
Income tax effect of non-GAAP exclusions	B	19,152	11,932	59,297	38,039

Non-GAAP Provision for income tax		56,550	73,336	179,680	209,333

Non-GAAP Income tax rate		27.4%	30.0%	26.7%	30.2%

Non-GAAP Income before income taxes and noncontrolling interest*		$206,320	$244,662	$674,064	$692,355

*Consists	of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except per share amounts and percentages)

(unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2011	2010	2011	2010
GAAP Net income attributable to Juniper Networks		$83,663	$134,543	$328,973	$428,169
Share-based compensation expense	C	60,468	44,391	169,633	129,555
Share-based compensation related payroll tax	C	135	493	9,163	3,896
Amortization of purchased intangible assets	A	6,701	2,331	20,213	5,005
Restructuring	B	16,813	181	15,550	8,550
Acquisition-related and other charges	A,B	18	1,525	9,291	2,066
Loss/(gain) on equity investments	B	1,116	—	982	(3,232)
Non-recurring income tax adjustments	B	—	—	—	(54,069)
Income tax effect of non-GAAP exclusions	B	(19,152)	(11,932)	(59,297)	(38,039)

Non-GAAP Net income		$149,762	$171,532	$494,508	$481,901

Non-GAAP Net income per share:
Basic	D	$0.28	$0.33	$0.93	$0.92

Diluted	D	$0.28	$0.32	$0.91	$0.90

Shares used in computing non-GAAP net income per share:
Basic	D	529,286	520,581	530,994	522,069

Diluted	D	536,583	534,880	544,086	537,158

GAAP Net income attributable to Juniper Networks as a % of revenue		7.6%	13.3%	9.9%	14.7%
Share-based compensation expense as a % of revenue	C	5.5%	4.4%	5.1%	4.5%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	0.3%	0.1%
Amortization of purchased intangible assets as a % of revenue	A	0.6%	0.2%	0.6%	0.2%
Restructuring as a % of revenue	B	1.5%	—%	0.5%	0.3%
Acquisition-related and other charges as a % of revenue	A,B	—%	0.2%	0.3%	0.1%
Loss/(gain) on equity investments	B	0.1%	—%	—%	(0.1)%
Non-recurring income tax adjustments as a % of revenue	B	—%	—%	—%	(1.9)%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(1.8)%	(1.2)%	(1.8)%	(1.3)%

Non-GAAP Net income as a % of revenue		13.5%	16.9%	14.9%	16.6%

Discussion of Non-GAAP Financial Measures

The table above includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin, product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; net other income and expense; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. We began to include share-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding share-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of share is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to share-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our share-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of share-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Note E: Other Income and Expense. GAAP and non-GAAP other (expense) income, net, consist primarily of interest income, interest expense and other non-operational income and expense items. As noted in Note B above, we exclude gains or losses from equity investments in our computation of non-GAAP other (expense) income.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,722,449	$1,811,887
Short-term investments	632,396	474,514
Accounts receivable, net of allowances	444,000	596,622
Deferred tax assets, net	167,549	161,535
Prepaid expenses and other current assets	165,196	169,812

Total current assets	4,131,590	3,214,370
Property and equipment, net	576,415	493,881
Long-term investments	775,457	535,178
Restricted cash	90,546	119,346
Purchased intangible assets, net	130,034	121,803
Goodwill	3,928,525	3,927,807
Other long-term assets	74,525	55,466

Total assets	$9,707,092	$8,467,851

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$262,594	$292,270
Accrued compensation	192,621	256,746
Accrued warranty	38,946	35,931
Deferred revenue	668,824	660,264
Income taxes payable	36,742	25,000
Other accrued liabilities	166,953	201,765

Total current liabilities	1,366,680	1,471,976
Long-term debt	998,997	—
Long-term deferred revenue	216,968	224,165
Long-term income tax payable	111,642	103,823
Other long-term liabilities	74,621	59,087

Total liabilities	2,768,908	1,859,051
Total equity	6,938,184	6,608,800

Total liabilities and equity	$9,707,092	$8,467,851

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$328,849	$429,290
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	125,986	112,366
Non-cash portion of share-based compensation	165,236	129,555
Loss/(gain) on equity investments	982	(3,232)
Excess tax benefits from share-based compensation	(44,524)	(32,932)
Deferred income taxes	(6,014)	26,425
Amortization of debt issuance costs	509	—
Changes in operating assets and liabilities:
Accounts receivable, net	152,019	(15,093)
Prepaid expenses and other assets	14,103	(67,813)
Accounts payable	(25,962)	8,464
Accrued compensation	(62,625)	8,390
Accrued litigation settlements	—	(169,330)
Income tax payable	70,241	(16,900)
Other accrued liabilities	23,309	836
Deferred revenue	1,012	31,274

Net cash provided by operating activities	743,121	441,300
Cash flows from investing activities:
Purchases of property and equipment, net	(187,886)	(137,481)
Purchases of trading investments	(4,575)	(2,338)
Purchases of available-for-sale investments	(1,893,474)	(1,361,510)
Proceeds from sales of available-for-sale investments	1,050,936	440,788
Proceeds from maturities of available-for-sale investments	446,150	744,464
Payment for business acquisition, net of cash and cash equivalents acquired	(31,101)	(133,333)
Changes in restricted cash	(1,144)	(12,432)
Purchases of privately-held and other equity investments, net	(32,402)	(5,288)

Net cash used in investing activities	(653,496)	(467,130)
Cash flows from financing activities:
Proceeds from issuance of common stock	341,063	257,693
Purchases and retirement of common stock	(548,590)	(388,698)
Issuance of long-term debt	991,556	—
Change in customer financing arrangements	(7,616)	(16,906)
Excess tax benefits from share-based compensation	44,524	32,932
Return of capital to noncontrolling interest	—	(3,000)

Net cash provided by (used in) financing activities	820,937	(117,979)

Net increase (decrease) in cash and cash equivalents	910,562	(143,809)
Cash and cash equivalents at beginning of period	1,811,887	1,604,723

Cash and cash equivalents at end of period	$2,722,449	$1,460,914

Juniper Networks, Inc.

Cash, Cash Equivalents, and Investments

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$2,722,449	$1,811,887
Short-term investments	632,396	474,514
Long-term investments	775,457	535,178

Total	$4,130,302	$2,821,579